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                                                                    Exhibit 99.1

CONTACT: Communications Department
         502/394-2100
         communications@rescare.com


                     RESCARE AND PEOPLESERVE COMPLETE MERGER

LOUISVILLE, KY (June 29, 1999) - ResCare, Inc. (Nasdaq/NM:RSCR) announced today that it has completed its merger with PeopleServe, Inc. of Dublin, Ohio. Pursuant to the terms of the merger agreement, ResCare exchanged 5.2 million shares of its common stock for all of the ownership interests of PeopleServe, Inc., which includes its primary subsidiaries VOCA of America and EduCare of America. The transaction is expected to be accretive to ResCare's earnings per share going forward. With estimated annualized revenues in excess of $800 million, ResCare now serves more than 26,000 individuals in the United States, Puerto Rico and Canada.

"We are very excited to have completed this strategic transaction and are moving quickly to implement the integration of the PeopleServe operations with ResCare's Division for Persons with Disabilities," said Ronald G. Geary, ResCare chairman, president and chief executive officer. "We welcome the PeopleServe consumers, families and staff to our Company. We are now positioned to enter 2000 as the leading provider of supports to special needs populations. Our geographic coverage and service delivery resources will enable us to effectively address the needs of states seeking high quality, efficient programs for their citizens."

ResCare, now in its 25th year, serves approximately 16,900 consumers in 28 states, Washington, D.C. and Canada in its Division for Persons with Disabilities and 9,200 at-risk and special needs youth in 17 states and Puerto Rico in its Division for Youth Services. ResCare employs approximately 25,000 people in 32 states, Washington, D.C., Puerto Rico and Canada. More information about ResCare is available on the Company's web site at www.rescare.com.

The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

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